Exhibit 99.1

NEWS RELEASE

Contact:
Chris Robinson
VP - Corporate Development & Investor Relations
(281) 388-5551

TEAM, INC. REPORTS FOURTH QUARTER
AND FULL YEAR 2021 RESULTS
Fourth Quarter 2021 Revenue Increased 8% Over Fourth Quarter 2020
IHT Achieved 17% Revenue Growth over 4Q 2020
MS Delivered a 5% Revenue Increase in 4Q 2021 over 4Q 2020

SUGAR LAND, TX – March 16, 2022 – Team, Inc. (NYSE: TISI) (“TEAM” or the “Company”), a global leading provider of integrated, digitally-enabled asset performance assurance and optimization solutions, today reported its financial results for the fourth quarter and full year ended December 31, 2021.

•Fourth quarter 2021 revenues were $224 million, an increase of 8% over the prior year quarter and a 3% sequential improvement
•Full year 2021 revenues increased 3% to $875 million, primarily attributable to Nested, Projects & Turnarounds, and International areas
•Inspection & Heat Treating Segment delivered $105 million in revenue during the fourth quarter 2021, a 17% increase over the prior year period
•Mechanical Services Segment grew fourth quarter 2021 revenue to $97.9 million, or 5% more than the $93.4 million reported in the fourth quarter of 2020
•Entered into a $50 million Subordinated Term Loan that provided runway for the successful comprehensive refinancing of the Company’s capital structure in February 2022
•The February 2022 refinancing included a new $165 million credit facility, consisting of $130 million revolving facility and $35 million delayed draw term loan, plus $10 million of incremental unsecured funding, and an additional $10 million equity investment

“Like many other companies, 2021 challenged us in unprecedented ways,” said Amerino Gatti, TEAM’s Chairman and Chief Executive Officer. “While fourth quarter revenues were up 8% over 2020, our results were negatively impacted by lingering COVID-related pricing concessions given to our clients, the effects of the underlying labor and supply chain inflationary pressures, and higher expenses associated with the elimination of certain of the pandemic-related cost actions.

“The Inspection and Heat-Treating Segment delivered fourth quarter revenue growth of 17% over the prior year quarter, primarily driven by higher activity levels at our nested sites and an increase in turnaround projects in North America. Our turnaround and capital project activity increased later in the year as our clients began to return to a more stable operating environment.

“The Mechanical Services Segment delivered fourth quarter revenue growth of 5% over the prior year quarter, primarily from higher activity levels in projects and turnarounds, partially offset by lower callout activity. While MS revenue is trending in the right direction, our priority is to enhance margins and capture market share in our key product and service lines.

“Quest Integrity’s revenues declined in the fourth quarter when compared to the same quarter in 2020 due to pandemic‑related international travel restrictions and project delays. As previously reported, Quest had more than $20 million of projects delayed or deferred from 2021, and when combined with recent increases in quoting activity, creates a strong opportunities for the year. To meet this forecasted demand, we are proactively and aggressively recruiting project managers and technical sales globally while investing in technology development.

“During the quarter, we executed on our plan to ensure stability and agility throughout the Company, including cash management, liquidity enhancement, and especially investing in our talented people. Going forward, management will continue to focus on revenue and margin growth, end market diversification, and our operational and financial turnaround initiatives. Additionally, we are evaluating strategic options and alternatives to maximize shareholder value.

“Looking ahead, we remain committed to continuing our capital strengthening priorities to support the future growth of the Company. We will use stringent fiscal discipline to execute on our growth plan while further streamlining our cost structure in support of our field operations. TEAM is well positioned to capitalize on the rebounding end market demand in 2022 and beyond,” Mr. Gatti concluded.

Financial Results

Consolidated revenues for the fourth quarter of 2021 were $223.7 million compared to $207.3 million in the prior year quarter. Despite revenue increasing due to a strong October, during the quarter we also experienced lower activity levels in some of our end markets due to weather and a weaker holiday season, which was further impacted by continued market volatility. In the fourth quarter of 2021, consolidated gross margin was $54.6 million, or 24.4%, down from 29.0%, or $60.1 million, in the same quarter a year ago, primarily due to temporary COVID-related pricing concessions and inflationary impacts.

Consolidated net loss in the fourth quarter of 2021 was $43.1 million ($1.38 loss per diluted share) compared to net loss of $14.9 million ($0.48 loss per diluted share) in the fourth quarter of 2020. Consolidated Adjusted EBITDA, a non-GAAP measure, was $1.6 million for the fourth quarter of 2021 compared to $13.1 million for the prior year quarter. (See the accompanying reconciliation of non-GAAP measures at the end of this earnings release.)

SG&A for the fourth quarter was $70.7 million, up $8.2 million, or 13.1% from the fourth quarter of 2020 due in part to the reinstatement of the temporary cost reduction actions that were put in place in March 2020. The Company’s adjusted measure of net income/loss, Consolidated Adjusted EBIT, was a loss of $9.9 million in the fourth quarter compared to a loss of $0.4 million in the prior year comparable quarter.

Fourth quarter 2021 reported results include certain net charges not indicative of Team’s core operating activities consisting of a non-cash, pre-tax goodwill impairment charge of $8.8 million recorded in the Quest Integrity segment, $0.3 million of severance charges, and $6.2 million of certain professional fees, legal and other non-recurring costs. Net of tax, these items totaled $15.3 million or $0.49 per diluted share.

For the full year 2021, consolidated revenues were $874.6 million, up 3% compared to $852.5 million in 2020. Net loss was $186.0 million, or $6.01 loss per diluted share, compared to a net loss of $237.2 million, or $7.74 loss per diluted share in 2020. The 2021 net loss includes pre-tax, non-cash, goodwill impairment charges of $8.8 million and $55.8 million associated with the Company’s Quest and Mechanical Segments, respectively. The 2020 net loss includes a pre-tax, non-cash, goodwill impairment charge of $191.8 million associated with the Company’s IHT segment. On an after-tax basis, the 2020 goodwill charge was $178.6 million or $5.83 per diluted share. Consolidated Adjusted EBITDA, a non-GAAP measure, was $6.4 million for the full year 2021 compared to $40.0 million in 2020. Net cash used in operating activities was $35.5 million in 2021, compared to net cash provided by operating activities of $52.8 million in 2020.

Adjusted net loss, consolidated adjusted EBIT, consolidated adjusted EBITDA and free cash flow are non-GAAP financial measures that exclude certain items that are not indicative of Team’s core operating activities. A reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures is at the end of this release.

Segment Results

The following table illustrates the composition of the Company’s revenue and operating income (loss) by segment for the quarters ended December 31, 2021 and 2020 (in thousands):

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Revenues
IHT	$105,294	$89,748	$415,371	$374,740
MS	97,860	93,407	378,826	392,484
Quest Integrity	20,498	24,148	80,356	85,315
	$223,652	$207,303	$874,553	$852,539

Operating income (loss) (“EBIT”)
IHT	$2,173	$5,052	$12,997	$(174,638)
MS	3,071	5,377	(47,728)	25,879
Quest Integrity	(6,252)	6,673	900	16,474
Corporate and shared support services	(24,154)	(19,463)	(92,151)	(85,077)
	$(25,162)	$(2,361)	$(125,982)	$(217,362)

The increase in year-over-year revenues for IHT and MS for the three months ended 12/31/21 was due to higher demand for the Company’s services, particularly in October, which was then partially offset by a slow holiday season and continued market uncertainty.

Given the nature and locality of Quest Integrity’s business, Quest Integrity was particularly impacted by the pandemic as stay-at-home orders limited travel and necessitated quarantine restrictions. The travel restrictions resulted in many of Quest Integrity’s fourth quarter projects getting delayed until the first quarter of 2022 or later in the year.

Quarterly Earnings Call

The Company will not host an earnings call this quarter due to its previously announced strategic review process and ongoing execution of its operational and financial turnaround plan.

Cash and Debt

Consolidated cash and cash equivalents were $65.3 million at December 31, 2021 (including $4.1 million of restricted cash for the Atlantic Park Term Loan), compared to $24.6 million at year end 2020. The Company’s net debt (total debt less cash and cash equivalents) was $339.9 million at December 31, 2021, compared to $287.6 million at December 31, 2020.

Non-GAAP Financial Measures

The non-GAAP measures in this earnings release are provided to enable investors, analysts and management to evaluate Team’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. These measures should be used in addition to, and not in lieu of, results prepared in conformity with generally accepted accounting principles (GAAP). A reconciliation of each of the non-GAAP financial measures to the most directly comparable historical GAAP financial measure is contained in the accompanying schedule for each of the fiscal periods indicated.

About Team, Inc.

Headquartered in Sugar Land, Texas, Team Inc. (NYSE: TISI) is a global leading provider of integrated, digitally-enabled asset performance assurance and optimization solutions. We deploy conventional to highly specialized inspection, condition assessment, maintenance and repair services that result in greater safety, reliability and operational efficiency for our client’s most critical assets. Through locations in more than 20 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions, and beliefs upon which this forward-looking information is based are current, reasonable, and complete. However, such forward-looking statements involve estimates, assumptions, judgments, and uncertainties. They include but are not limited to statements regarding the Company’s financial prospects and the implementation of cost saving measures. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Although it is not possible to identify all of these factors, they include, among others, the duration and magnitude of accidents, extreme weather, natural disasters, and pandemics (such as COVID-19) and related economic effects, the Company’s liquidity and ability to obtain additional financing, the Company’s ability to continue as a going concern, the Company’s ability to execute on its cost management actions, the impact of new or changes to existing governmental laws and regulations and their application, including tariffs and COVID-19 vaccination requirements; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency exchange rate and interest rate fluctuations; the Company’s ability to successfully divest assets on terms that are favorable to the Company; our ability to repay, refinance or restructure our debt and the debt of certain of our subsidiaries; anticipated or expected purchases or sales of assets; the Company’s continued listing on the New York Stock Exchange, and such known factors as are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including statement regarding the Company’s financial prospects and the implementation of cost saving measures, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.

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TEAM, INC. AND SUBSIDIARIES
SUMMARY OF CONSOLIDATED OPERATING RESULTS
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(unaudited)	(unaudited)	(unaudited)
Revenues	$223,652	$207,303	$874,553	$852,539
Operating expenses	169,003	147,159	660,118	613,828
Gross margin	54,649	60,144	214,435	238,711
Selling, general and administrative expenses	70,714	62,505	272,869	260,920
Restructuring and other related charges, net	302	—	2,916	3,365
Goodwill impairment charge	8,795	—	64,632	191,788
Operating loss	(25,162)	(2,361)	(125,982)	(217,362)
Interest expense, net	17,340	7,971	46,308	29,818
Loss on debt extinguishment and modification	—	2,224	—	2,224
Loss on warrants	59	—	59	—
Other (income) expense, net	(1,293)	1,222	2,461	2,514
Loss before income taxes	(41,268)	(13,778)	(174,810)	(251,918)
Less: Provision (benefit) for income taxes	1,785	1,097	11,209	(14,715)
Net loss	$(43,053)	$(14,875)	$(186,019)	$(237,203)

Loss per common share:
Basic and diluted	$(1.38)	$(0.48)	$(6.01)	$(7.74)

Weighted-average number of shares outstanding:
Basic and diluted	31,100	30,753	30,975	30,638

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	December 31,	December 31,
	2021	2020
	(unaudited)

Cash and cash equivalents	$65,315	$24,586

Other current assets	287,743	259,146

Property, plant and equipment, net	161,359	170,309

Other non-current assets	190,068	276,934

Total assets	$704,485	$730,975

Current portion of long-term debt and finance lease obligations	$669	$337

Other current liabilities	183,456	132,667

Long-term debt and finance lease obligations, net of current maturities	405,191	312,159

Other non-current liabilities	63,302	71,209

Stockholders’ equity	51,867	214,603

Total liabilities and stockholders’ equity	$704,485	$730,975

TEAM INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED CASH FLOW INFORMATION
(in thousands)

	Twelve Months Ended December 31,
	2021	2020
	(unaudited)

Net loss	$(186,019)	$(237,203)

Depreciation and amortization expense	41,518	45,908

Allowance for credit losses	1,943	1,612

Deferred income taxes	4,521	(3,974)

Non-cash compensation cost	7,013	6,307

Goodwill impairment charge	64,632	191,788

Loss on warrants	59	—

Working capital changes	18,832	37,348

Other items affecting operating cash flows	12,048	10,978

Net cash (used in) provided by operating activities	(35,453)	52,764

Capital expenditures	(17,605)	(19,958)

Cash used for business acquisitions, net	—	(1,013)

Proceeds from disposal of assets	3,528	2,645

Other items affecting investing cash flow	—	25

Net cash used in investing activities	(14,077)	(18,301)

Payments under Credit Facility revolver	—	(76,638)

Borrowings under ABL Facility, net	62,000	—

Borrowings under ABL Facility, gross	128,000	44,000

Payments under ABL Facility, gross	(137,000)	(35,000)

Borrowings under Subordinated term loan	50,000	—

Payments under Credit Facility term loan, net	—	(50,000)

Borrowings under Term loan, net	—	242,500

Repayments of convertible debt	—	(135,501)

Payments for debt issuance costs	(10,457)	(9,113)

Taxes paid for net share settlement of share-based awards	(240)	(990)

Other items affecting financing cash flows	(453)	(2,719)

Net cash provided by (used in) financing activities	91,850	(23,461)

Effect of exchange rate changes	(1,591)	1,409

Net change in cash and cash equivalents	$40,729	$12,411

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021	2020		2021		2020
Revenues
IHT	$105,294	$89,748		$415,371		$374,740
MS	97,860	93,407		378,826		392,484
Quest Integrity	20,498	24,148		80,356		85,315
	$223,652	$207,303		$874,553		$852,539

Operating income (loss) (“EBIT”)
IHT	$2,173	$5,052		$12,997	1	$(174,638)
MS	3,071	5,377	2	(47,728)		25,879
Quest Integrity	(6,252)	6,673	3	900		16,474
Corporate and shared support services	(24,154)	(19,463)		(92,151)		(85,077)
	$(25,162)	$(2,361)		$(125,982)		$(217,362)

Segment Adjusted EBIT
IHT	$2,259	$5,498		$13,658		$18,743
MS	3,101	5,432		8,633		29,406
Quest Integrity	2,626	6,864		10,052		16,991
Corporate and shared support services	(17,878)	(18,150)		(74,462)		(77,328)
	$(9,892)	$(356)		$(42,119)		$(12,188)

Segment Adjusted EBITDA
IHT	$5,330	$9,051		$26,617		$33,634
MS	8,169	10,889		29,133		51,260
Quest Integrity	3,226	7,709		12,668		20,578
Corporate and shared support services	(15,078)	(14,572)		(62,006)		(65,445)
	$1,647	$13,077		$6,412		$40,027

___________________
1    Includes goodwill impairment charge of $191.8 million for the twelve months ended December 31, 2020. Excluding the goodwill impairment charge, operating income for IHT would be $17.2 million for the twelve months ended December 31, 2020.
2    Includes goodwill impairment charge of $55.8 million for the twelve months ended December 31, 2021. Excluding the goodwill impairment charge, operating income for MS would be $7.5 million for the twelve months ended December 31, 2021.
3    Includes goodwill impairment charge of $8.8 million for the twelve months ended December 31, 2021. Excluding the goodwill impairment charge, operating income for Quest would be $11.5 million for the twelve months ended December 31, 2021.

TEAM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

The Company uses supplemental non-GAAP financial measures which are derived from the consolidated financial information including adjusted net income (loss); adjusted net income (loss) per diluted share, earnings before interest and taxes (“EBIT”); adjusted EBIT (defined below); adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) and free cash flow to supplement financial information presented on a GAAP basis.
The Company defines adjusted net income (loss), adjusted net income (loss) per diluted share and adjusted EBIT to exclude the following items: costs associated with our OneTEAM program, costs associated with the Operating Group Reorganization, non-routine legal costs and settlements, restructuring charges, certain severance charges, goodwill impairment charges and certain other items that we believe are not indicative of core operating activities. Consolidated adjusted EBIT, as defined by us, excludes the costs excluded from adjusted net income (loss) as well as income tax expense (benefit), interest charges, foreign currency (gain) loss, and items of other (income) expense. Consolidated adjusted EBITDA further excludes from consolidated adjusted EBIT depreciation, amortization and non-cash share-based compensation costs. Segment adjusted EBIT is equal to segment operating income (loss) excluding costs associated with our OneTEAM program, costs associated with the Operating Group Reorganization, non-routine legal costs and settlements, restructuring charges, certain severance charges, goodwill impairment charges and certain other items as determined by management. Segment adjusted EBITDA further excludes from segment adjusted EBIT depreciation, amortization, and non-cash share-based compensation costs. Free cash flow is defined as net cash provided by (used in) operating activities minus capital expenditures. Net debt is defined as the sum of the current and long-term portions of debt, including finance lease obligations, less cash and cash equivalents.
Management believes these non-GAAP financial measures are useful to both management and investors in their analysis of our financial position and results of operations. In particular, adjusted net income (loss), adjusted net income (loss) per diluted share, consolidated adjusted EBIT, and consolidated adjusted EBITDA are meaningful measures of performance which are commonly used by industry analysts, investors, lenders and rating agencies to analyze operating performance in our industry, perform analytical comparisons, benchmark performance between periods, and measure our performance against externally communicated targets. Our segment adjusted EBIT and segment adjusted EBITDA is also used as a basis for the Chief Operating Decision Maker to evaluate the performance of our reportable segments. Free cash flow is used by our management and investors to analyze our ability to service and repay debt and return value directly to stakeholders.
Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures and should be read only in conjunction with financial information presented on a GAAP basis. Further, our non-GAAP financial measures may not be comparable to similarly titled measures of other companies who may calculate non-GAAP financial measures differently, limiting the usefulness of those measures for comparative purposes. The liquidity measure of free cash flow does not represent a precise calculation of residual cash flow available for discretionary expenditures. Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP financial measure are presented below.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020

Adjusted Net Loss:
Net loss	$(43,053)	$(14,875)	$(186,019)	$(237,203)
Professional fees and other[1]	5,775	1,076	8,882	5,062
Legal costs[2]	398	21	7,243	1,947
Severance charges, net[3]	302	876	3,106	5,877
Natural disaster costs[4]	—	—	—	500
Loss on debt extinguishment	—	2,224	—	2,224
Loss on warrants	59	—	59	—
Goodwill impairment charge	8,795	—	64,632	191,788
Tax impact of adjustments and other net tax items[5]	(17)	(881)	(385)	(16,491)
Adjusted net loss	$(27,741)	$(11,559)	$(102,482)	$(46,296)

Adjusted net loss per common share:
Basic and diluted	$(0.89)	$(0.38)	$(3.31)	$(1.51)

Consolidated Adjusted EBIT and Adjusted EBITDA:
Net loss	$(43,053)	$(14,875)	$(186,019)	$(237,203)
Provision (benefit) for income taxes	1,785	1,097	11,209	(14,715)
Interest expense, net	17,340	7,971	46,308	29,818
Foreign currency loss [7]	1,400	1,117	5,674	2,758
Pension expense (credit)[6]	(102)	137	(622)	(244)
Gain on disposal	(2,591)	—	(2,591)	—
Loss on debt extinguishment and modification	—	2,224	—	2,224
Loss on warrants	59	—	59	—
Professional fees and other[1]	5,775	1,076	8,882	5,062
Legal costs[2]	398	21	7,243	1,947
Severance charges, net[3]	302	876	3,106	5,877
Natural disaster costs[4]	—	—	—	500
Goodwill impairment charge	8,795	—	64,632	191,788
Consolidated Adjusted EBIT	(9,892)	(356)	(42,119)	(12,188)
Depreciation and amortization
Amount included in operating expenses	4,819	5,588	20,210	23,105
Amount included in SG&A expenses	5,283	5,611	21,308	22,803
Total depreciation and amortization	10,102	11,199	41,518	45,908
Non-cash share-based compensation costs	1,437	2,234	7,013	6,307
Consolidated Adjusted EBITDA	$1,647	$13,077	$6,412	$40,027

Free Cash Flow:
Cash provided by (used in) operating activities	$408	$32,599	$(35,453)	$52,764
Capital expenditures	(5,229)	(3,274)	(17,605)	(19,958)
Free Cash Flow	$(4,821)	$29,325	$(53,058)	$32,806
____________________________________
1    For the three and twelve months ended December 31, 2021, includes $0.2 million and $1.9 million, respectively, of costs associated with the Operating Group Reorganization (exclusive of restructuring costs). There were also $3.9 million related to costs associated with debt financing, $2.8 million of corporate support costs, and $0.3 million associated with the OneTEAM program (exclusive of restructuring costs). For the three and twelve months ended December 31, 2020, includes $0.6 million and $3.2 million, respectively, associated with the OneTEAM program (exclusive of restructuring costs).
2    For the three and twelve months ended December 31, 2021, primarily relates to accrued legal matters and other legal fees. For the three months and twelve months ended December 31, 2020, primarily relates to costs associated with international legal matters.
3    For the three months and twelve months ended December 31, 2021, $0.3 million and $2.9 million, respectively, associated with the Operating Group Reorganization and other continuing restructuring measures. For the three and twelve months ended December 31, 2020, severance charges are associated with the OneTEAM program, including international operations.
4    Amount represents the insurance deductible for hurricane damage incurred for the twelve months ended December 31, 2020.
5    Represents the tax effect of the adjustments. Beginning in Q2 2021, we now use the statutory tax rate, net of valuation allowance by legal entity to determine the tax effect of the adjustments. Prior to Q2 2021, we used an assumed marginal tax rate of 21% except for the adjustment of the goodwill impairment charge in Q1 2020 for which the actual tax impact was used. We have restated the prior period tax impact to use the statutory tax rate by legal entity, net of valuation allowance.

6    Represents pension expense (credit) for the U.K. pension plan based on the difference between the expected return on plan assets and the cost of the discounted pension liability. The pension plan has had no new participants added since the plan was frozen in 1994 and accruals for future benefits ceased in connection with a plan curtailment in 2013.
7    Represents foreign currency loss. For prior periods, includes other nominal fees.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020

Segment Adjusted EBIT and Adjusted EBITDA:

IHT
Operating income (loss)	$2,173	$5,052	$12,997	$(174,638)
Severance charges, net[1]	86	446	661	1,572
Natural disaster costs[2]	—	—	—	21
Goodwill impairment charge	—	—	—	191,788
Adjusted EBIT	2,259	5,498	13,658	18,743
Depreciation and amortization	3,071	3,553	12,959	14,891
Adjusted EBITDA	$5,330	$9,051	$26,617	$33,634

MS
Operating income	$3,071	$5,377	$(47,728)	$25,879
Severance charges, net[1]	30	55	524	3,048
Natural disaster costs[2]	—	—	—	479
Goodwill impairment loss	—	—	55,837	—
Adjusted EBIT	3,101	5,432	8,633	29,406
Depreciation and amortization	5,068	5,457	20,500	21,854
Adjusted EBITDA	$8,169	$10,889	$29,133	$51,260

Quest Integrity
Operating income	$(6,252)	$6,673	$900	$16,474
Severance charges, net[1]	83	191	357	517
Goodwill impairment loss	8,795	—	8,795	—
Adjusted EBIT	2,626	6,864	10,052	16,991
Depreciation and amortization	600	845	2,616	3,587
Adjusted EBITDA	$3,226	$7,709	$12,668	$20,578

Corporate and shared support services
Net loss	$(44,636)	$(31,977)	$(154,779)	$(104,918)
Provision (benefit) for income taxes	1,785	1,097	11,209	(14,715)
Interest expense, net	17,340	7,971	46,308	29,818
Loss on debt extinguishment and modification	—	2,224	—	2,224
Foreign currency loss[6]	1,400	1,117	5,674	2,758
Pension expense (credit)[3]	(102)	137	(622)	(244)
Loss on warrants	59	—	59	—
Professional fees and other[4]	5,775	1,076	8,882	5,062
Legal costs[5]	398	21	7,243	1,947
Severance charges, net[1]	103	184	1,564	740
Adjusted EBIT	(17,878)	(18,150)	(74,462)	(77,328)
Depreciation and amortization	1,363	1,344	5,443	5,576
Non-cash share-based compensation costs	1,437	2,234	7,013	6,307
Adjusted EBITDA	$(15,078)	$(14,572)	$(62,006)	$(65,445)
___________________
1    Primarily relates to severance charges incurred associated with the Operating Group Reorganization and other continuing restructuring measures for the three and twelve months ended December 31, 2021. For the three and twelve months ended December 31, 2020, relates to severance charges associated with the OneTEAM program, including international restructuring under the OneTEAM program.
2    Amount represents the insurance deductible for hurricane damage incurred for the twelve months ended December 31, 2020.
3    Represents pension expense (credit) for the U.K. pension plan based on the difference between the expected return on plan assets and the cost of the discounted pension liability. The pension plan has had no new participants added since the plan was frozen in 1994 and accruals for future benefits ceased in connection with a plan curtailment in 2013.

4    For the three and twelve months ended December 31, 2021, includes $0.2 million and $1.9 million, respectively, of costs associated with the Operating Group Reorganization (exclusive of restructuring costs). There were also $3.9 million related to costs associated with debt financing, $2.8 million of corporate support costs, and $0.3 million associated with the OneTEAM program (exclusive of restructuring costs). For the three and twelve months ended December 31, 2020, includes $0.6 million and $3.2 million, respectively, associated with the OneTEAM program (exclusive of restructuring costs).
5    For the three and twelve months ended December 31, 2021, primarily relates to accrued legal matters and other legal fees. For the three and twelve months ended December 31, 2020, primarily relates to costs associated with international legal matters.
6    Represents foreign currency loss. For prior periods, includes other nominal fees.